EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of January 21, 2005 between Digitas Inc., a Delaware corporation (the “Company”), and Brian Roberts (the “Executive”).

WHEREAS, the Executive is currently employed as a senior executive of the Company, whose parent is Digitas Inc., a Delaware corporation, under an Employment Agreement dated June 22, 2001 (the “Agreement”); and

WHEREAS, the Board of Directors of the Company has authorized certain severance provisions in respect of senior executives of the Company, and the parties hereto consider it appropriate that the Agreement be amended to reflect such provisions;

NOW, THEREFORE, the Company and the Executive agree to the following amendment to the Agreement. Defined terms used in this Amendment shall have the same meanings as in the Agreement.

1. Section	6(f) of the Agreement is amended to include the following sections following subsection (ii):

“(iii)    The Company shall pay the Executive a lump sum amount equal to the average of the annual bonuses paid to the Executive for the three years immediately preceding the year of the Date of Termination. If no bonus was paid to the Executive for the year immediately preceding the year of the Date of Termination, the Bonus Amount shall be calculated at 30% of Base Salary.

(iv)    Restricted stock previously granted to the Executive shall become vested immediately.”

IN WITNESS WHEREOF, the Executive and Company have executed this Amendment as of the date set forth above.

EXECUTIVE

/s/ Brian Roberts
Brian Roberts

DIGITAS INC.

/s/ Anne Drapeau
Anne Drapeau, Chief People Officer